UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST REPORTED EVENT - FEBRUARY 23, 2007

TRACKPOWER, INC.
(Exact name of Registrant as specified in its charter)

WYOMING	000-28506	13-3411167
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

67 WALL STREET, SUITE 2211
NEW YORK, NEW YORK 10005
(Address of principal executive offices)

(212) 804-5704
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

Item 5.02: Departure of Directors or Principal Officer.

On February 23, 2007, Edward Tracy resigned as Chairman and Chief Executive Officer of the Company. Mr. Tracy served as Chairman of the Board since November 2006 and Chief Executive Officer of the Company since May 2005.

On the same date, Kenneth Adelberg resigned as Director and Chairman of the Compensation Committee. Mr. Adelberg served as Director of the Company since April 1996. In addition, Mr. James Ahearn resigned as Director of the Company and interim Chief Financial Officer. Mr. Ahearn served as a director since October 2005. In addition, Mr. David Robbins resigned as Secretary of the Board. Mr. Robbins served in this capacity since January 2007.

These resignations are voluntary and do not involve a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On the same date, the Board appointed John Simmonds as a director, Chairman and Chief Executive Officer. In addition, the Board appointed Carrie Weiler, as Corporate Secretary, Paul Francey as a director and Michael Connell as a director.

Mr. Simmonds, 56, has 30 years experience in the horse racing industry. He previously served as Chief Executive Officer of the Company from May 1998 to May 2005 and Chairman of the Board and Director from 1998 to November 2006. Mr. Simmonds has also been involved with several other companies.

Mr. Simmonds was appointed Chairman and Chief Executive Officer of Wireless Age Communications, Inc. (OTCBB:WLSA) in May 2003. He resigned as Chief Executive Officer in August 2005 and Chairman of the Board in April 2006. He was reappointed as Chief Executive Officer and Chairman of the Board in February 2007.

Mr. Simmonds was appointed Chief Executive Officer of Racino Royale Inc. (OTCBB:RCNR) in June 2006. He also serves as a director.

Mr. Simmonds was appointed to the Board of Directors of Minacs Worldwide a former TSX listed company in June 2005. He served as a director until February 2006.

Mr. Simmonds was appointed as a Director of Eiger Technology, Inc. (TSX:AXA,OTCBB:ETIFF) and Chief Executive Officer and President of Newlook Industries Corp. (NLI:TXSV) in September 2005. He resigned as Chief Executive Officer and President of Newlook Industries Corp. in February 2007.

In September 2004, Mr. Simmonds was appointed as Chief Executive Officer and Director of Midland International. He was appointed as Chairman of the Board in February 2007.

Carrie Weiler, 48, previously served as Corporate Secretary since May 1998. She resigned as Secretary in January 2007. Ms. Weiler provides professional public company corporate secretarial services to various entities. Ms. Weiler is a member of the Canadian Society of Corporate Secretaries. Ms. Weiler was appointed Corporate Secretary of Racino Royale Inc. in September 2006. She has served as Corporate Secretary of Midland International since October 2004. She was appointed as a Director of the Company in February 2007. Ms. Weiler is Corporate Secretary of Wireless Age Communications, Inc. since May 2003. She was appointed as a Director of the Company in February 2007.

Paul Francey, 56, joins the board as an independent director with over 30 years of experience in manufacturing, sales and marketing, specifically with regard to developing and identifying new technologies. In Track Power, Mr. Francey plans to assist the company by identifying exciting new technologies in racing and gaming that can add to and further the company’s current mandate and direction. Mr. Francey has also enjoyed 30 years of involvement in the horse industry as both a horseman and an enthusiast.

Mr. Francey was appointed to the Board of Directors of Midland International in February 2007.

Michael Connell, 33, has over 10 years experience in the horse racing industry. He began his business career with the Company during its inception in the mid 1990s, working in the marketing, research and business development department. Later, he moved on to attain a degree in journalism and a renewed focus on communications. Most recently he started his own consulting business called MBC Racing, a special purpose entity organized for pursuing racetrack and gaming opportunities.

Mr. Connell has also worked for various trade magazines, focusing on the entertainment industry, as well as for Standarbred Canada and its member publication TROT Magazine. In addition to his horse racing industry experience, Mr. Connell has extensive experience in the hospitality industry, most recently as the General Manager of one of Toronto’s largest neighborhood restaurants. Mr. Connell is an avid horse racing fan and is currently a partner in a standardbred racing stable.

Past Transactions with the Company

Mr. Simmonds has been compensated by the company in the past pursuant to the terms of a Management Services Agreement between Simmonds Capital Limited (which was assigned to Simmonds Mercantile and Management inc. on January 1, 2004). Management fees have ranged between $15,000 per month and $25,000 per month, depending upon services provided. Over the last several years the management fee has included the services of Ms. Weiler, as corporate secretary, Mr. Simmonds as CEO and financial services. During the period 2004 to 2006, a management fee in the amount of $15,000 US per month was paid to Simmonds Mercantile & Management Inc. for the services of the Chairman of the Board and until May 2005 also included the services of the Chief Executive Officer.

As mentioned above Ms. Weiler has for certain periods of time been included in the Simmonds Mercantile and Management Inc. fee. However, on October 1, 2005, the Company entered into a consulting agreement with Medallion Corporation, an entity solely owned by Ms. Carrier Weiler, to obtain the part time corporate secretarial services of Ms. Weiler for a monthly fee of $5,350. Ms. Weiler has not been paid under this agreement since November 2006.

Item 8.01 Other Material Events

On December 29, 2006 the Company received a Contribution Notice and Capital Call of $4.0 million pursuant to Section 4.1(d)(iv) and Section 7.2 of the Amended and Restated operating Agreement of American Racing and Entertainment LLC (the ‘operating Agreement”) TrackPower, Inc. was required to pay $400,000 to represent their 10% membership interest in American Racing and Entertainment, LLC. Since the Company was unable to meet this obligation is was diluted from 10% to 8.75%.

Item 9.01: Financial Statements and Exhibits.

Exhibit 99.1 Press Release Titled TrackPower Appoints New CEO.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, TrackPower, Inc. has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TRACKPOWER, INC.

Dated: March 12, 2007	By:	/s/ John G. Simmonds
Name: John G. Simmonds
Title: Chairman & CEO

John G. Simmonds
905-833-9845 ext. 223